EXHIBIT 22.1

          The following corporations are either direct or indirect, wholly-owned subsidiaries of the Company:

         Subsidiary                                       Incorporation

         Automated Wagering (Europe), Ltd.                United Kingdom
         Automated Wagering International, Inc.           Delaware
         Automatic Music Service of Billings, Inc.        Montana
         Automation First, Inc.                           Montana
         Nuevo Sol Turf Club, Inc.                        New Mexico
         Raven's D&R Music, Inc.                          Montana
         United Tote Canada, Inc.                         Canada
         United Tote Company                              Montana
         United Wagering Systems, Inc.                    Delaware
         Video Lottery Consultants, Inc.                  Montana
         VLC of Nevada, Inc.                              Nevada